Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. PROVIDES MAINTENANCE SHUTDOWN

AND SECOND QUARTER UPDATE

NEW YORK, NY, June 7, 2013 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced that, during this current quarter of 2013, its Celgar mill took its annual scheduled major maintenance shutdown. As a result of a combination of a lightning strike at the mill and equipment and execution issues, the shutdown, which was planned for 11 days, took 15 days instead. Further, the start-up of the mill was slower than budgeted. The shutdown and slower start-up resulted in a loss of approximately 30,300 ADMTs of NBSK pulp production (of which approximately 14,300 ADMTs was unplanned) and a consequential loss of energy production. Mercer currently estimates that the Celgar mill’s shutdown will have an overall negative impact of approximately €11 million to its operating income in its second quarter of 2013 results, compared to its first quarter 2013 results.

Mr. Jimmy Lee, President and Chairman, stated: “We believe the issues with this recent shutdown were isolated and the mill is performing well and operating at pre-shutdown levels.” He concluded: “We believe our current inventory levels are adequate and anticipate no material customer issues from this event.”

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099

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